ARMADA WATER ASSETS, INC.

Securities Purchase Agreement

Common Stock

____________

CONFIDENTIAL

Placement Agent

AEGIS CAPITAL CORP.
810 Seventh Avenue
18th floor
New York, New York 10019
Tel (212) 813-1010
Fax (212) 813-1047

NOTICE TO OFFEREES

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS SECURITIES PURCHASE AGREEMENT AND THE OTHER OFFERING DOCUMENTS DO NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

THE SECURITIES ARE BEING SOLD FOR INVESTMENT PURPOSES ONLY, WITHOUT A VIEW TO RESALE OR DISTRIBUTION THEREOF, AND MAY NOT BE TRANSFERRED, RESOLD OR OFFERED FOR RESALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND EFFECTIVE REGISTRATION OR QUALIFICATION UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, OR THE AVAILABILITY OF AN EXEMPTION THEREFROM.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS SECURITIES PURCHASE AGREEMENT OR ANY OF THE OTHER OFFERING DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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CONFIDENTIAL

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of ___________, by and between Armada Water Assets, Inc., a Nevada corporation (the “Company”), and the purchaser or purchasers identified on the signature page hereof (“Purchaser”).

RECITALS:

WHEREAS, Purchaser desires to purchase and the Company desires to sell Shares of the Company’s common stock on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises hereof and the agreements set forth herein below, the parties hereto hereby agree as follows:

1.          The Offering.

(a)          Private Offering. Under and subject to the terms of this Agreement, the Company is conducting a private offering in the United States of up to ___________ shares of its common stock, $.0001 par value per share, subject to increase, in the mutual discretion of the Company and the “Placement Agent” (as defined below), by an additional _______ shares to satisfy any over-subscriptions (the “Shares”). The Shares will be sold on a “reasonable efforts” basis at a purchase price of $1.00 per Share (the “Purchase Price”) pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D thereunder. The Shares are being offered solely to a limited number of “accredited investors” as that term is defined in Rule 501(a) of the Securities Act during an offering period commencing _________, and terminating on or before ________, and at the mutual discretion of the Company and Placement Agent, subject to extension to no later than ____________.

(b)          Placement Fees. The Company has retained Aegis Capital Corp., a registered broker-dealer firm, to act as placement or selling agent with respect to this Offering (alternatively, “Aegis” or the “Placement Agent”). Aegis will be entitled to receive: (i) a placement fee in an amount equal to up to ten percent (10%) of the Purchase Price of the Shares sold in the Offering; (ii) a non-accountable expense allowance in an amount of two percent (2%) of the Purchase Price of the Shares sold in the Offering; and (iii) warrants to purchase common stock of the Company equal to ten percent (10%) of the Shares sold in the Offering at an exercise price of $1.50 per Share. Under its placement arrangements with the Company, Aegis has been engaged as the exclusive agent to sell the Shares, through itself or through its selected dealers. Also under its placement arrangements with Aegis, the Company has also agreed to indemnify Aegis, its affiliates and other related persons against certain liabilities, including liabilities under the federal securities laws.

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(c)          Use of Proceeds. Assuming all of the Shares in the Offering are sold, the net proceeds to the Company are estimated to be approximately $________ (after deducting placement fees and offering expenses payable by the Company). The Company intends to use the net proceeds of the Offering (after payment of offering expenses) for general working capital and to contribute towards ongoing Company initiatives, including the payment of short-term installment obligations due in connection with the Company’s recent acquisition of Summit Holdings, Inc. (see Annex A, “Current Developments”), as well as for future acquisitions and business expansion.

2.          Sale and Purchase of Shares.

(a)          Sale and Purchase of the Shares. Subject to the terms and conditions hereof, the Company agrees to sell, and Purchaser agrees to purchase, the number of Shares specified on the signature page of this Agreement at a purchase price of $1.00 per Share. The aggregate Purchase Price for the Shares shall be as set forth on the signature page hereto and shall be payable upon execution hereof by check or wire transfer of immediately available funds. The Shares are being sold on a best efforts basis and there is no minimum sale amount of Shares prior to release of funds to the Company.

(b)          Subscription Procedure. In order to purchase Shares, Purchaser shall deliver to the Company, (i) one completed and duly executed copy of this Agreement; and (ii) immediately available funds in an amount equal to the Purchase Price. Execution and delivery of this Agreement shall constitute an irrevocable subscription for that number of Shares set forth on the signature page hereto. Payment for the Shares may be made by wire transfer to:

Signature Bank as Escrow agent for Armada Water Assets, Inc.
Signature Bank, 261 Madison Avenue, NY, NY 10016
ABA No. 026013576 for credit to Signature Bank,
as Escrow Agent for Armada Water Assets, Inc.
Account No. 1501984929

or by check made payable to Signature Bank, as Escrow Agent for Armada Water Assets, Inc. This Agreement may be rejected by the Company and the Placement Agent, in whole or in part, in its sole discretion, in which event the Purchase Price will be returned (by mail) to Purchaser within five (5) business days thereafter.

(c)          Closing. Upon the Company’s acceptance of a Purchaser’s subscription and upon the receipt of the Purchase Price, the Company shall conduct one or more closings at such time and in such manner as the Company and the Placement Agent shall determine in their discretion (the “Closing”). At the Closing, the Company shall countersign this Agreement and confirm the issuance of the Shares specified on the signature page of this Agreement and deliver share certificates for the benefit of the Purchaser to the Placement Agent promptly following closing of the Offering, against payment of the Purchase Price specified on the signature page of this Agreement by wire transfer or check payable to the Company. Upon the Closing, the subscription evidenced hereby, if not previously rejected by the Company, will, in reliance upon Purchaser’s representations and warranties contained herein, be accepted, in whole or in part, by the Company. If Purchaser’s subscription is accepted only in part, this Agreement will be marked to indicate such fact, and the Company will return to Purchaser the portion of the funds tendered by Purchaser representing the unaccepted portion of Purchaser’s subscription, without interest or deduction of any kind.

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3.          Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company as follows:

(a)          Organization and Qualification.

(i)          If Purchaser is an entity, Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate or other entity power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a material adverse effect on Purchaser, and Purchaser is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a material adverse effect on it.

(ii)         If Purchaser is an entity, the address of its principal place of business is as set forth on the signature page hereto, and if Purchaser is an individual, the address of its principal residence is as set forth on the signature page hereto.

(b)          Authority; Validity and Effect of Agreement.

(i)          If Purchaser is an entity, Purchaser has the requisite corporate or other entity power and authority to execute and deliver this Agreement and perform its obligations under this Agreement. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and all other necessary corporate or other entity action on the part of Purchaser have been duly authorized by its Board of Directors or similar governing body, and no other corporate or other entity proceedings on the part of Purchaser is necessary for Purchaser to execute and deliver this Agreement and perform its obligations hereunder.

(ii)         This Agreement has been duly and validly authorized, executed and delivered by Purchaser and, assuming it has been duly and validly executed and delivered by the Company, constitutes a legal, valid and binding obligation of Purchaser, in accordance with its terms.

(c)          No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations hereunder will: (i) if Purchaser is an entity, conflict with Purchaser’s Articles of Incorporation or Bylaws, or other similar organizational documents; (ii) violate any statute, law, ordinance, rule or regulation, applicable to Purchaser or any of the properties or assets of Purchaser; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Purchaser under, or result in the creation or imposition of any lien upon any properties, assets or business of Purchaser under, any material contract or any order, judgment or decree to which Purchaser is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on its obligation to perform its covenants under this Agreement.

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(d)          Accredited Investor. Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Specifically, the Purchaser qualifies as an accredited investor as the result of qualifications under the standards as set forth on the Supplement to Signature Page appended hereto.

(e)          No Government Review. Purchaser understands that neither the United States Securities and Exchange Commission (“SEC”) nor any securities commission or other governmental authority of any state, country or other jurisdiction has approved the issuance of the Shares or passed upon or endorsed the merits of the Shares, or this Agreement or any of the other documents relating to the proposed Offering, including the “Prior Offering Memorandum” (as hereafter defined) (collectively, the “Offering Documents”), or confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement or the other Offering Documents.

(f)          Investment Intent. The Shares are being acquired for the Purchaser’s own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person with respect to any of the Shares.

(g)          Restrictions on Transfer. Purchaser understands that the Shares are “restricted securities” as such term is defined in Rule 144 under the Securities Act and have not been registered under the Securities Act or registered or qualified under any state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom. In any case where such an exemption is relied upon by Purchaser from the registration requirements of the Securities Act and the registration or qualification requirements of such state securities laws, Purchase shall furnish the Company with an opinion of counsel stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and opinion to be satisfactory to the Company. Purchaser acknowledges that it is able to bear the economic risks of an investment in the Shares for an indefinite period of time, and that its overall commitment to investments that are not readily marketable is not disproportionate to its net worth.

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(h)          High Risk Investment; Investment Experience. Purchaser has such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the Shares, and Purchaser has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon the Company for legal or tax advice related to this investment. Purchaser hereby confirms its understanding that the Company is a start- up early-stage entity, which has only recently commenced its consolidated operations. Purchaser further represents and warrants that it is familiar with the risks inherent in making investments in start-up or venture entities and that the Purchaser’s investment goals and strategy include making speculative investments in start-up ventures.

(i)          Access to Information. In making its decision to acquire the Shares, Purchaser confirms that it has carefully reviewed the Company’s Offering Documents, including specifically: (i) the Company’s Confidential Private Placement Memorandum dated April 18, 2013, with respect to the offering of shares of Common Stock by the Company through the Placement Agent (the “Prior Offering Memorandum”); and (ii) Annex A attached hereto, “Current Developments”, which contains a brief summary of certain of the more material current developments affecting the Company since the date of the Prior Offering Memorandum, and that Purchaser has not relied upon any information other than information provided to Purchaser by the Company or its representatives and contained herein and in the other Offering Documents. Purchaser acknowledges and understands that the Company is in the early stage of its development; having only recently acquired the businesses that provide sand and water delivery and transport within the oil field services industry; as well as oil field services that provide well integrity testing, polyline piping, and drill pad infrastructure to oil and gas companies; and that it has reviewed the description of the business of the Company in the Offering Documents as it has deemed necessary in order to make an informed investment decision with respect to an investment in the Shares; that it has had the opportunity to ask representatives of the Company certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of the Company and has had any and all such questions and requests answered to its satisfaction; and that it understands the risks and other considerations relating to such investment.

(j)          Reliance on Representations. Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares. Purchaser represents and warrants to the Company that any information that Purchaser has heretofore furnished or furnishes herewith to the Company is complete and accurate, and further represents and warrants that it will notify and supply corrective information to the Company immediately upon the occurrence of any change therein occurring prior to the Company’s issuance of the Shares. Within five (5) days after receipt of a request from the Company, Purchaser will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which the Company is subject.

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(k)          No General Solicitation. Purchaser is unaware of, and in deciding to participate in the Offering is in no way relying upon, and did not become aware of the Offering through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio or the internet, in connection with the Offering.

(l)          Placement and Finder’s Fees. Other than the Placement Agent, no agent, broker, investment banker, finder, financial advisor or other person acting on behalf of Purchaser or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the Offering, and no person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understanding made by or on behalf of Purchaser. Purchaser is aware that the Company has retained Aegis as a placement or selling agent and that Aegis will be entitled to a placement fee and other consideration as described in Section 1(b) above in connection with the sale of the Shares.

(m)          High Risk Investment; Material Offering Risks. While management is optimistic about the opportunities available to the Company in the oil field services industry, an investment in the Shares involves a high degree of risk as the Company remains in the early stage of its development, having only recently commenced the operations of its various business units. Thus, the Company and its subsidiaries have only a very brief history of operations, and it is uncertain how these business units will operate on a combined basis and whether these various business units can be operated at a profit. Accordingly, the Shares are a suitable investment only for those investors who can afford a total loss of their investment and who recognize the material risk associated with investing in an early-stage enterprise. Purchasing Shares in the Offering will subject Purchaser to certain material risks, including, but not limited to, each of the risk factors identified within the Prior Offering Memorandum, the content of which Purchaser acknowledges he read and fully understood, as well as the risk factors identified below:

(i)          Early Stage Operations. The operations of the Company remain in the very early stages as the Company’s various business units have only recently been acquired, and current consolidated financial information is in the process of being developed; thus, there is little financial or other information by which the Purchaser can independently evaluate the potentials results of operations and combined capital needs of the Company.

(ii)         No Guarantee. The Purchaser understands that there is no guarantee of any financial return on this investment and that this investment is not liquid.

(iii)        Reasonable Efforts Offering; No Minimum Offering. The Offering is being undertaken on a “reasonable efforts” basis, with no minimum level of subscriptions required for a closing. Accordingly, if an investor satisfies the Company’s suitability standards, his or its subscription will be accepted by the Company and the investor will not know at the time of investment whether the Offering will be fully subscribed or the amount of net proceeds generated by this Offering.

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(iv)        Use of Proceeds. The Company intends to use the net proceeds from the Offering for the working capital of the Company and to help support its various corporate initiatives, including towards the payment of short-term installment obligations due in connection with the Company’s recent acquisition of Summit Holdings, Inc. (see Annex A, “Current Developments”), as well as for future acquisitions. Thus, Purchaser is making its investment in the Shares based in part upon very limited information regarding the specific uses to which the net proceeds will be applied.

a)        Financing Risks Associated With Recent Acquisition. The Company has recently acquired Summit Holdings, Inc. for a purchase price of $5.5 million, of which $1.0 million was paid at closing and the balance of up to $4.5 million is due to be paid in installments in a combination of short-term obligations and/or preferred stock (see Annex A, “Current Developments”). The Company does not presently have sufficient uncommitted cash and liquid assets to pay the entire balance of the purchase price, however, believes that through the use of cash generated from future operations, cash generated from this, as well as future financing transactions, or from future borrowings, it will have sufficient liquidity to satisfy the installment obligations as they become due.

(v)         Tax Consequences. An investment in the Shares may involve certain material legal, accounting and federal and state tax consequences. Purchaser should consult with its legal counsel, accountant and/or business adviser as to the legal, accounting, tax and related matters accompanying such an investment.

(vi)        Arbitrary Offering Price. The offering price of the Shares offered hereby has been determined solely by the Company and does not necessarily bear any relationship to the value of the Company’s assets, current or potential earnings of the Company, or any other recognized criteria used for measuring value, and therefore, there can be no assurance that the offering price of the Shares is representative of the actual value of the underlying Shares.

(vii)       Possible Adverse Effects Associated With The Issuance Of “Blank Check” Preferred Stock. The Company’s Certificate of Incorporation authorizes the Company’s Board of Directors to issue “blank check” preferred stock, from time to time, in one or more series, solely on the authorization of its Board of Directors. The Board of Directors will thus be authorized, without further approval of the stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of preferred stock. The issuance of such stock could, among other results, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. As a holder of Common Stock, your interest may therefore be adversely affected following conversion by the issuance of any blank check preferred stock.

(viii)      Risk of Acquisitions.

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(1)         Our business strategy includes growth through the acquisitions of other businesses and may include a sale to another entity in a similar business to combine our strategies and business prospects. We may not be able to continue to identify attractive acquisition opportunities or successfully acquire those opportunities identified. In order to complete acquisitions, we would expect to require additional debt and/or equity financing, which could increase our interest expense, leverage and shares outstanding. In addition, we may not be successful in integrating current or future acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management’s attention.

(2)         Even if we are successful in integrating our current or future acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expected from such acquisitions, which may result in the commitment of our capital resources without the expected returns on such capital. Also, competition for acquisition opportunities may escalate, increasing our cost of making further acquisitions or causing us to refrain from making additional acquisitions.

(3)         Additional risks related to our acquisition strategy include, but are not limited to: (A) the potential disruption of our existing businesses; (B) entering new markets or industries in which we have limited prior experience; (C) difficulties integrating and retaining key management, sales, research and development, production and other personnel; (D) difficulties integrating or expanding information technology systems and other business processes to accommodate the acquired businesses; (E) risks associated with integrating financial reporting and internal control systems; and (F) whether any necessary additional debt or equity financing will be available on terms acceptable to us, or at all, and the impact of such financing on our operating performance and earnings per share.

(ix)         Integration Risk. We may not be able to successfully integrate or realize the anticipated benefits of our recent or contemplated acquisitions and may not be able to maintain or achieve profitability of the acquired businesses or overall. The integration and consolidation of these businesses will require substantial management, financial and logistical and other resources. While we believe that we have sufficient resources to integrate these businesses successfully, such integration involves a number of significant risks, including diversion of management’s attention and resources. Moreover, there can be no assurance as to the extent to which the anticipated benefits of the acquisition will be realized, if at all, or that significant time and cost beyond that anticipated will not be required in connection with the integration and continuing operation of the consolidated businesses.

(x)          Risk of Rapid Growth. We are vulnerable to the potential difficulties associated with rapid growth. We believe that our future success depends on our ability to manage rapid growth that we expect to experience organically and through acquisitions, and the demands and additional responsibilities that our growth will place on our management. The following factors could present difficulties to us: lack of sufficient executive-level personnel, increased administrative burden, long lead times associated with acquiring additional equipment; and availability of suitable acquisition candidates.

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(n)          Legends. The certificates and agreements evidencing the Shares shall have endorsed thereon the following legend (and appropriate notations thereof will be made in the Company’s stock transfer books), and stop transfer instructions reflecting these restrictions on transfer will be placed with the transfer agent of the Shares:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN AVAILABLE EXEMPTION THEREFROM. NO TRANSFER OF THE SECURITIES REPRESENTED HEREBY MAY BE MADE IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION UNLESS THERE SHALL HAVE BEEN DELIVERED TO THE ISSUER A WRITTEN OPINION OF UNITED STATES COUNSEL OF RECOGNIZED STANDING, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

4.          Representations and Warranties of the Company. The Company represents and warrants to Purchaser as follows:

(a)          Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a material adverse effect on the Company. The Company is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a material adverse effect on the Company.

(b)          Authority; Validity and Effect of Agreement.

(i)          The Company has the requisite corporate power and authority to execute and deliver this Agreement, perform its obligations under this Agreement, and conduct the Offering. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, the Offering and all other necessary corporate action on the part of the Company have been duly authorized by its Board of Directors, and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or the Offering. This Agreement has been duly and validly executed and delivered by the Company and, assuming that it has been duly authorized, executed and delivered by Purchaser, constitutes a legal, valid and binding obligation of the Company, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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(ii)         The Shares have been duly authorized and, when issued and paid for in accordance with this Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock with no personal liability resulting solely from the ownership of such shares and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company.

(c)          No Conflict; Required Filings. Neither the execution and delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder will: (i) conflict with the Company’s Articles of Incorporation or Bylaws; (ii) violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of the properties or assets of the Company; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company, or result in the creation or imposition of any lien upon any properties, assets or business of the Company under, any material contract or any order, judgment or decree to which the Company is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on its obligation to perform its covenants under this Agreement;

(d)          Capitalization. The Company is authorized to issue 150,000,000 shares of capital stock, 100,000,000 shares of which are designated Common Stock, $0.0001 par value per share, of which, as of ________, ____________ shares of Common Stock were issued and outstanding and 50,000,000 shares of Preferred Stock of which, 3,200,000 shares of Series A Preferred Stock were issued and outstanding, and 8,000,000 shares of Series B Preferred Stock were issued and outstanding. Additional preferred shares may be issued in connection with the recent acquisition of Summit Holdings, Inc. See Annex A, “Current Developments”. The Company also has outstanding short-term options to purchase _______ shares of common stock, as well as long-term options to purchase ________ shares of common stock, each of which was granted to Company CEO, Maarten Propper, and each of which was described within the Prior Offering Memorandum. In addition, in connection with the Prior Offering Memorandum, the Company issued to the Placement Agent warrants to purchase ________ shares of common stock. Except as may be described in the Offering Documents, no securities of the Company are entitled to preemptive or similar rights, and no entity or person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement unless any such rights have been waived. Additional shares may be issued by our board of directors without further stockholder approval. The Company previously completed in full, through the Placement Agent, an offering of its Common Stock upon the terms as described in the Prior Offering Memorandum.

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(e)          Consents. The Company is not required to obtain any consent, waiver, authorization, approval or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Company of this Agreement or the issuance, sale or delivery of the Shares other than (i) any filings required by state securities laws, (ii) the filing of a Notice of a Sale of Securities on Form D with the Securities and Exchange Commission under Regulation D of the Securities and Exchange Act, (iii) those that have been made or obtained prior to or contemporaneously with the initial Closing, and (iv) filings pursuant to the Securities and Exchange Act.

(f)          Litigation. There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its affiliates that would affect the execution by the Company or the performance by the Company of its obligations under this Agreement, and all other agreements entered into by the Company relating hereto. There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its affiliates which litigation if adversely determined could result in a material adverse effect.

5.          Indemnification.

(a)          Purchaser agrees to indemnify, defend and hold harmless the Company and its respective affiliates and agents from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements incurred by the Company which arise out of or result from a breach of any representations or warranties made by Purchaser herein, and Purchaser agrees that in the event of any breach of any representations or warranties made by Purchaser herein, the Company may, at its option, forthwith rescind the sale of the Shares to Purchaser.

(b)          The Company agrees to defend, indemnify and hold harmless the Purchasers and shall reimburse Purchasers for, from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, “Losses”) directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of the Company contained herein or in any certificate, document, or instrument delivered to Purchasers pursuant hereto.

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(c)          The party to be indemnified hereunder (the “Indemnified Party”) shall promptly notify the party providing indemnification hereunder (the “Indemnifying Party”) of any claim, demand, action or proceeding for which indemnification may be sought under Sections 5(a) and 5(b) of this Agreement, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding (collectively, an “Action”), the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party; provided, however any failure or delay to so notify the Indemnifying Party will not relieve it from its obligation to indemnify any Indemnified Party, unless and only to the extent that such failure or delay results in the forfeiture by the Indemnifying Party of substantial rights and defenses or the Indemnifying Party is otherwise materially prejudiced by such failure or delay. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party, in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of no more than one such separate counsel for the Indemnified Party. In connection with any such third party Action, Purchasers and the Company shall cooperate with each other and provide each other with access to relevant books and records in their possession. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened Action in respect of which any Indemnified Party is or could have been a party and indemnity was or could have been sought hereunder by such Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Action. Further, no Indemnified Party seeking indemnification hereunder will, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action. The Indemnifying Party shall not be liable for settlement of any Action effected without its written consent.

6.          Registration Rights. Purchasers of the Shares will be entitled to the registration rights (and subject to the restrictions upon resale) provided in the Prior Offering Memorandum, a copy of which is attached as Annex B to this Agreement, the terms of which are agreed to and acknowledged by the Purchasers by their execution of this Agreement.

7.          Confidentiality. Purchaser acknowledges and agreements that:

(a)          This Agreement and the other Offering Documents have been furnished to Purchaser by the Company for the sole purpose of enabling Purchaser to consider and evaluate an investment in the Company, and will be kept confidential by Purchaser and not used for any other purpose.

(b)          The information contained herein shall not, without the prior written consent of the Company, be disclosed by Purchaser to any person or entity, other than Purchaser’s personal financial and legal advisors for the sole purpose of evaluating an investment in the Company, and will not, directly or indirectly, disclose or permit Purchaser’s personal financial and legal advisors to disclose, any of such information without the prior written consent of the Company.

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(c)          Purchaser shall make its representatives aware of the terms of this section and to be responsible for any breach of this Agreement by such representatives.

(d)          Purchaser shall not, without the prior written consent of the Company, directly or indirectly, make any statements, public announcements or release to trade publications or the press with respect to the subject matter of this Agreement and the other Offering Documents.

(e)          If Purchaser decides to not pursue further investigation of the Company or to not participate in the Offering, Purchaser will promptly return this Agreement, the other Offering Documents and any accompanying documentation to the Company.

8.          Entire Agreement. This Agreement contains the entire agreement between the parties and supercedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereto, and no party shall be liable or bound to any other party in any manner by any warranties, representations, guarantees or covenants except as specifically set forth in this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.          Amendment and Modification. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

10.         Extensions and Waivers. At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

11.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Section 5, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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12.         Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing and shall thereupon terminate eighteen (18) months from the Closing, except that the representations contained in Sections 3(a), 3(b), 4(a), and 4(b) shall survive indefinitely. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

13.         Headings; Definitions. The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

14.         Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

15.         Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below:

If to the Company:

Armada Water Assets, Inc.
419 Canyon Avenue, Suite 310
Fort Collins, CO 80521
Attention: Maarten Propper, CEO

If to Purchaser:

To that address indicated on the signature page hereof.

16.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be wholly-performed within said State, and without regard to the conflicts of laws principles thereof.

17.         Arbitration. The parties agree to submit all controversies to arbitration in accordance with the provisions set forth below and understand that:

(a)          Arbitration is final and binding on the parties.

(b)          The parties are waiving their right to seek remedies in court, including the right to a jury trial.

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(c)          Pre-arbitration discovery is generally more limited and different from court proceedings.

(d)          The arbitrator’s award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited.

(e)          The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(f)          All controversies which may arise between the parties concerning this Agreement shall be determined by arbitration pursuant to the rules then pertaining to the American Arbitration Association in New York City, New York. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec. 1-16, and the judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Any notice of such arbitration or for the confirmation of any award in any arbitration shall be sufficient if given in accordance with the provisions of this Agreement. The parties agree that the determination of the arbitrators shall be binding and conclusive upon them.

18.         No Separate Counsel for Investors. Fox Rothschild LLP has acted as counsel for the Company and not as counsel for the Purchaser. Unless separately retained by the Purchaser (at its expense), no counsel has acted for the Purchaser.

19.         Counterparts. This Agreement may be executed and delivered by facsimile in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date set forth below.

Individual Purchasers:
Date:	PURCHASER:
Individual Purchasers:

Name:

Entity Purchasers:

Name of Company

By:
Name:
Title:

All Purchasers Complete

Address:

Email Address:
Social Security/Tax I.D. Number:

Number of Shares Purchased:

Purchase Price
@$1.00 per Share:	$

Subscription Accepted:	ARMADA WATER ASSETS, INC.

Date:	By:
Maarten Propper, CEO

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SUPPLEMENT TO SIGNATURE PAGE
PURCHASER QUALIFICATION AS ACCREDITED INVESTOR
PLEASE CHECK ONE AS APPROPRIATE

_____ (1)         a bank, insurance company, registered investment company, business development company, or small business investment company;

_____ (2)         Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

_____ (3)         Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

_____ (4)         Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

_____ (5)         Any natural person whose individual net worth, or joint net worth with that person's spouse, exceeds $1,000,000.

(i)                   Except as provided in paragraph (a)(5)(ii) of this section, for purposes of calculating net worth under this paragraph (a)(5):

(A)         The person's primary residence shall not be included as an asset;

(B)         Indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(C)         Indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

_____ (6)         Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

_____ (7)         Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in § 230.506(b)(2)(ii); and

_____ (8)         Any entity in which all of the equity owners are accredited investors.

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